EXECUTION

                        FIRSTPLUS HOME LOAN TRUST 1998-5

                             ASSET-BACKED SECURITIES

                                 TERMS AGREEMENT
                                 ---------------
                           (to Underwriting Agreement
                            dated September 10, 1997
                  among the Company, FFI and the Representative
                          on behalf of the Underwriter)

FIRSTPLUS Investment Corporation                                 August 25, 1998
3773 Howard Hughes Parkway
Suite 300N
Las Vegas, Nevada  89109

FIRSTPLUS FINANCIAL INC.
1600 Viceroy
Dallas, Texas 75235

         This letter supplements and modifies the captioned Underwriting Agreement (the "Underwriting Agreement") with respect to the Series 1998-5 Securities solely as it relates to the purchase and sale of the Offered Securities described below. The Series 1998-5 Securities are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-26527). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

         Section 1. The  Home Loan  Pool:  The Series  1998-5  Securities  shall
                    --------------------
evidence the entire beneficial ownership interest in a mortgage pool (the "Home Loan Pool") of mortgage loans (the "Home Loans") having the characteristics described in the Prospectus Supplement dated the date hereof.

         Section 2. The Securities: The Offered Securities shall be issued as
                    --------------
follows:

               (a)  Classes:  The  Offered  Securities  shall be issued with the
                    -------
          following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Final
          Prospectus:

                         Principal          Interest             Class Purchase
      Class               Balance            Rate(1)            Price Percentage
      -----               -------            -------            ----------------
Class A-1 Notes            (2)                6.00%                 11.65036%
Class A-2 Notes      $148,100,000.00           (3)                  99.90000%
Class A-3 Notes        60,500,000.00          6.06%                 99.86538%
Class A-4 Notes        87,130,000.00          6.25%                 99.80757%
Class A-5 Notes        38,000,000.00          6.35%                 99.79519%
Class A-6 Notes        22,800,000.00          6.42%                 99.74193%
Class A-7 Notes        47,850,000.00          6.67%                 99.66070%
Class A-8 Notes        23,700,000.00          6.82%                 99.60435%
Class A-9 Notes        29,450,000.00          7.01%                 99.47946%
Class M-1 Notes        68,750,000.00          6.92%                 99.29961%
Class M-2 Notes        37,875,000.00          7.31%                 99.17782%
Class B-1 Notes        27,720,000.00          8.50%                 97.91303%


(1) The Interest Rate will be increased by 0.50% beginning after the Initial Call Date, as defined in the Memorandum.

(2) The Class A-1 Notes will be interest-only Notes. Interest will accrue on an aggregate Class Notional Balance equal to $50,000,000.00.

(3) Interest will accrue on the Class A-2 Notes with respect to each Payment Date at a per annum rate equal to LIBOR for the related Accrual Period plus 0.06%, subject to a maximum rate equal to the Net Weighted Average Rate. Capitalized terms are as defined in the Prospectus Supplement.

         Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal (or notional) balances of the Classes of Series 1998-5 Securities specified opposite its name below.

                                                     Merrill Lynch,
                                                    Pierce, Fenner
                  Bear, Stearns    Deutsche Bank        & Smith     PaineWebber
     Class          & Co.Inc.     Securities Inc.    Incorporated   Incorporated
     -----          ---------     ---------------    ------------   ------------
Class A-1 Notes   $12,500,000      $12,500,000       $12,500,000    $12,500,000
Class A-2 Notes    37,025,000       37,025,000        37,025,000     37,025,000
Class A-3 Notes    15,125,000       15,125,000        15,125,000     15,125,000
Class A-4 Notes    21,784,000       21,782,000        21,782,000     21,782,000
Class A-5 Notes     9,500,000        9,500,000         9,500,000      9,500,000
Class A-6 Notes     5,700,000        5,700,000         5,700,000      5,700,000
Class A-7 Notes    11,964,000       11,962,000        11,962,000     11,962,000
Class A-8 Notes     5,925,000        5,925,000         5,925,000      5,925,000
Class A-9 Notes     7,364,000        7,362,000         7,362,000      7,362,000
Class M-1 Notes    17,046,000       17,043,000        17,043,000     17,043,000
Class M-2 Notes     9,471,000        9,468,000         9,468,000      9,468,000
Class B-1 Notes     6,819,000        6,817,000         6,817,000      6,817,000


         (b) The Offered Securities shall have such other characteristics as described in the related Final Prospectus.

         Section 3. Purchase   Price:  The Purchase  Price for each Class of the
                    ----------------
Offered Securities shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial class principal (or notional) balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including the Cut-off Date up to, but not including, August 25, 1998 (the "Closing Date").

         Section 4. Required  Ratings:  The Offered  Securities,  other than the
                    -----------------
Class A-1, Class M-1 and Class M-2 Notes, shall have received Required Ratings of at least "AAA" by Duff & Phelps Credit Rating Co. ("DCR"), Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and a rating of Aaa by Moody's Investors Service, Inc. (Moody's). The Class A-1 Notes Shall have received Required Ratings of at least "AAA" by DCR and Fitch, "AAAr" by S&P and a rating of Aaa by Moody's. The Class M-1 and Class M-2 Notes shall have received Required Ratings of at least "AA" and "A" respectively, from DCR, Fitch and S&P and "Aa2" and "A2" respectively from Moody's. The Class B-1 Notes shall have received Required Ratings of at least "BBB" from DCR and Fitch, "BBB-" from S&P and "Baa3" from Moody's.

         Section 5. Underwriter-Provided  Information:  The Company acknowledges
                    ---------------------------------
that the information set forth in (a) the first sentence of the last paragraph on the cover page of the Prospectus Supplement, (b) the first sentence of the last paragraph on page "iii" of the Prospectus Supplement, (c) the first table under the caption "Underwriting" and the first paragraph immediately thereafter in the Prospectus Supplement and (d) the second table under the caption "Underwriting" and the first, second and fifth paragraphs immediately thereafter in the Prospectus Supplement, as such information relates to the Securities, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Prospectus Supplement.

         Section 6. Location of  Closing:   Brown & Wood  LLP,  815  Connecticut
                    --------------------
Avenue, N.W., Washington, D.C. 20006.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                                              Very truly yours,

                                              Bear, Stearns & Co. Inc.
                                               as Representative of the
                                               several Underwriters

                                                   By:  /s/ Matthew Perkins
                                                        -------------------
                                                   Name:  Matthew Perkins
                                                   Title:  Managing Director

                                                   By:______________________
                                                   Name:
                                                   Title:

The  foregoing  Agreement
is hereby  confirmed  and
accepted  as of the  date
first above written.

FIRSTPLUS INVESTMENT CORPORATION

      By: /s/ Lee F. Reddin
          ---------------------
      Name:  Lee F. Reddin
      Title:  Vice President


FIRSTPLUS FINANCIAL INC.

      By: /s/ Lee F. Reddin
          ---------------------
      Name:  Lee F. Reddin
      Title:  Vice President

ACKNOWLEDGED BY:

FIRSTPLUS FINANCIAL GROUP, INC.

      By: /s/ Christopher J. Gramlich
          ---------------------------
      Name:  Christopher J. Gramlich
      Title:  Corporate Treasurer